Exhibit 21.1

Rexnord Corporation

List of Subsidiaries as of March 31, 2005

Name	Place of Incorporation
The Falk Service Corporation	Delaware
Prager Incorporated	Louisiana
PT Components, Inc.	Delaware
RBS Acquisition Corporation	Delaware
RBS China Holdings, L.L.C.	Delaware
Rexnord Corporation	Delaware
Rexnord Industries, LLC	Delaware
Rexnord International Inc.	Delaware
Rexnord Puerto Rico Inc.	Nevada
W.M. Berg Inc.	Delaware
Falk Australia Pty Ltd.	Australia
Rexnord Australia Pty Ltd.	Australia
Rexnord NV	Belgium
Power Transmission Industries Do Brasil SA	Brazil
Rexnord Correntes Ltda	Brazil
Rexnord do Brasil Industrial Ltda	Brazil
Falk Canada Inc.	Canada
Rexnord Canada Ltd.	Canada
Rexnord Canada LLP	Canada
Changzhou Rexnord Transmission Co Ltd	China
Falk Shanghai Co., Ltd.	China
Rexnord Conveyor Products (Wuxi) Co. Ltd.	China
Rexnord France Holdings SAS	France
Rexnord SA	France
MCC Deutschland Kette GmbH	Germany
Rexnord Germany Holdings GmbH	Germany
Rexnord Germany Operations GmbH	Germany
Rexnord GmbH	Germany
Rexnord Kette GmbH	Germany
Rexnord Stephan GmbH Co & Kg	Germany
Stephan GmbH	Germany
Rexnord Italy Holdings Srl	Italy
Rexnord Marbett SrpA	Italy
Synergy Srl	Italy
Mecanica Falk SA de CV	Mexico
Rexnord SA de CV	Mexico
Rexnord SA de CV	Mexico
MCC Holding BV	Netherlands
Precision Moulding Components Nederland BV	Netherlands
Rexnord BV	Netherlands
Rexnord Finance BV	Netherlands
Rexnord FlatTop Europe BV	Netherlands
Rexnord Marbett International BV	Netherlands

Rexnord Netherlands Holdings BV	Netherlands
Rexnord South Africa Pty	South Africa
Stephan Drives Ltd.	UK
Falk de Venezuela, SA	Venezuela